Exhibit 99.1

NEWS RELEASE

Comdisco Litigation Trustee Receives Hearing Date for Motion to Approve Settlement of Shared Investment Plan Litigation

Rosemont, IL — October 27, 2015 - Comdisco Holding Company, Inc. (OTCQB: CDCO) and (OTCQB: CDCOR) (“Comdisco”) announced today that on October 22, 2015, the United States Bankruptcy Court for the Northern District of Illinois Eastern Division (the “Bankruptcy Court”) set a hearing date of November 23, 2015 to consider whether to approve the motion (the “Motion”) filed on October 6, 2015 by the Comdisco Litigation Trustee (the “Litigation Trustee”).  As previously announced on October 9, 2015, the Motion seeks the entry of an order by the Bankruptcy Court to (i) approve a proposed settlement with the remaining defendants who had executed promissory notes in connection with Comdisco, Inc.’s Shared Investment Plan, (ii) approve the filing of the final report of the Litigation Trustee and (iii) upon the wind-up of the Comdisco Litigation Trust (the “Litigation Trust”) and final disbursement of its net proceeds to the beneficiaries of the Litigation Trust, terminate the Litigation Trust and discharge the Litigation Trustee and the Comdisco Litigation Trust Advisory Board.

Please refer to Comdisco’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 9, 2015 for a copy of the Motion filed with the Bankruptcy Court and other important disclosures.

About Comdisco

Comdisco emerged from Chapter 11 bankruptcy proceedings on August 12, 2002. The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money in an orderly manner the remaining assets of the corporation. Pursuant to the Plan and restrictions contained in its certificate of incorporation, Comdisco is specifically prohibited from engaging in any business activities inconsistent with its limited business purpose. Accordingly, within the next few years, it is anticipated that Comdisco will have reduced all of its assets to cash and made distributions of all available cash to holders of its common stock and contingent distribution rights in the manner and priorities set forth in the Plan. At that point, the company will cease operations.  The company filed on August 12, 2004 a Certificate of Dissolution with the Secretary of State of the State of Delaware to formally extinguish Comdisco Holding Company, Inc.’s corporate existence with the State of Delaware except for the purpose of completing the wind-down contemplated by the Plan.  Under the Plan, Comdisco was charged with, and has been, liquidating its assets.

Safe Harbor

The foregoing contains forward-looking statements regarding Comdisco. They reflect the company’s current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company’s operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words and phrases ‘‘expect,’’ ‘‘estimate,’’ and ‘‘anticipate’’ and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in Comdisco’s SEC reports, including, but not limited to, the Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and its most recent quarterly report filed on Form 10-Q for the fiscal quarter ended June 30, 2015.  Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Deb Dompke
847-698-3000

pr@comdisco.com